EXHIBIT 5(a)



                        NIAGARA MOHAWK POWER CORPORATION
                            300 Erie Boulevard West
                              Syracuse, N.Y. 13202
                                 (315) 428-6871



Paul J. Kaleta
Vice President-Law
  and General Counsel




                                          September 20, 1996




Niagara Mohawk Power Corporation
300 Erie Boulevard West
Syracuse, New York  13202


Ladies and Gentlemen:
            In connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 5,000,000 shares (the "Shares") of the Common Stock, par value $1 per share of Niagara Mohawk Power Corporation, a New York corporation (the "Company"), that may be issued from time to time in connection with the Company's Represented Employees' Savings Fund Plan, as amended, and the Company's Non-Represented Employees' Savings Fund Plan, as amended (collectively, the "Plans"), I, as Vice President-Law and General Counsel of the Company, have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion.
            Upon the basis of such examination, I advise you that, in my opinion, when the registration statement relating to the Shares (the "Registration Statement") has become effective under the Act, the terms of the sale of the Shares have been duly established in conformity with the Company's certificate of incorporation, as amended, so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding on the Company and so



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as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, all regulatory consents or approvals (including without limitation those of the Public Service Commission of the State of New York) for the issuance and sale of the Shares have been obtained and the Shares have been duly issued and delivered as contemplated by the Registration Statement and the Plans, the Shares will be validly issued, fully paid and nonassessable.
            The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.
            I have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible.
            I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading "Legal Opinions and Experts" in the Prospectus. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.
                                          Very truly yours,

                                          /s/ Paul J. Kaleta